Exhibit 2.4


   Form of Proposed Reorganization Plan of Anchor Glass Container Corporation


                                    EXHIBIT A

                                       TO

                              DISCLOSURE STATEMENT
                                 WITH RESPECT TO
                       ANCHOR GLASS CONTAINER CORPORATION

            REORGANIZATION PLAN OF ANCHOR GLASS CONTAINER CORPORATION



                      IN THE UNITED STATES BANKRUPTCY COURT


                       FOR THE MIDDLE DISTRICT OF FLORIDA

                                 TAMPA DIVISION

                          UNITED STATES DISTRICT COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION


- - - - - - - - - - - - - - - - - - - - - - - - - x
                                                  :      Chapter 11
In re: ANCHOR GLASS CONTAINER
CORPORATION,                                      :      Case No. _____(____)

                       Debtor and                 :
                       Debtor-in-Possession.
- - - - - - - - - - - - - - - - - - - - - - - - - x


                            PLAN OF REORGANIZATION OF
                       ANCHOR GLASS CONTAINER CORPORATION


                             CARLTON FIELDS, P.A.
                             One Harbour Place
                             777 South Harbour Island Boulevard
                             Tampa, Florida  33601
                             (813) 223-7000

                             Cahill Gordon & Reindel
                             80 Pine Street
                             New York, New York  10005
                             (212) 701-3000

                             Attorneys for Anchor Glass Container
                             Corporation, Debtor and Debtor-in-Possession


Dated:     Tampa, Florida
           March [   ], 2002

                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I.                 DEFINITIONS, RULES OF INTERPRETATION,
                           AND COMPUTATION OF TIME............................1

      A.        Scope of Definitions; Rules of Construction...................1
      B.        Definitions...................................................1
      C.        Rules of Interpretation.......................................9
      D.        Computation of Time...........................................9

ARTICLE II.                TREATMENT OF UNCLASSIFIED CLAIMS..................10

      A.        Administrative Claims........................................10
      B.        DIP Loan Agreement Claims....................................10
      C.        Priority Tax Claims..........................................10

ARTICLE III.               CLASSIFICATION AND TREATMENT OF CLAIMS
                           AND INTERESTS.....................................11

      A.        Introduction.................................................11
      B.        Summary of Classes...........................................11
      C.        Treatment of Classes.........................................12
      D.        Allowed Claims and Interests.................................15
      E.        Postpetition Interest........................................15
      F.        Alternative Treatment........................................15

ARTICLE IV.                MEANS FOR IMPLEMENTATION OF THE PLAN..............16

      A.        Reorganization Agreement.....................................16
      B.        Continued Corporate Existence................................16
      C.        Corporate Action; Cancellation of Existing Securities
                  and Agreements.............................................16
      D.        Restructuring Transactions; New Securities...................17
      E.        Directors and Officers.......................................18
      F.        Revesting of Assets..........................................18
      G.        Preservation of Rights of Action; Settlement of Litigation
                  Claims.....................................................18
      H.        Effectuating Documents; Further Transactions.................19
      I.        Exemption from Certain Transfer Taxes........................19

ARTICLE V.                 PROVISIONS GOVERNING DISTRIBUTIONS................19

      A.        Distributions for Claims and Interests Allowed as of the
                  Effective Date.............................................19


                                      (i)

      B.        Disbursing Agent.............................................20
      C.        Surrender of Securities or Instruments.......................20
      D.        Instructions to Disbursing Agent.............................21
      E.        Services of Mortgage Notes Indenture Trustee and Senior
                  Notes Indenture Trustee....................................21
      F.        Record Date for Distributions to Holders.....................21
      G.        Means of Cash Payment........................................21
      H.        Fractional Shares............................................21
      I.        Delivery of Distributions; Undeliverable or Unclaimed
                  Distributions..............................................22
      J.        Withholding and Reporting Requirements.......................23
      K.        Setoffs......................................................23

ARTICLE VI.                PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT,
                           AND UNLIQUIDATED CLAIMS...........................23

      A.        Objections to Claims; Disputed Claims........................23
      B.        No Distribution Pending Allowance............................24
      C.        Distributions After Allowance................................24

ARTICLE VII.               TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED
                           LEASES............................................25

      A.        Executory Contracts and Leases...............................25
      B.        Payments Related to Assumption of Contracts and Leases.......25
      C.        Claims Based on Rejection of Executory Contracts.............25
      D.        Compensation and Benefit Plans and Treatment of Retirement
                  Plan.......................................................26

ARTICLE VIII.              ACCEPTANCE OR REJECTION OF THE PLAN...............26

      A.        Classes Entitled To Vote.....................................26
      B.        Acceptance by Impaired Classes...............................26
      C.        Cramdown.....................................................27

ARTICLE IX.                SECURITIES TO BE ISSUED IN CONNECTION WITH THE
                           PLAN..............................................27


ARTICLE X.                 CONDITIONS PRECEDENT TO THE PLAN'S CONFIRMATION
                           AND CONSUMMATION..................................27

      A.        Conditions to Confirmation...................................27
      B.        Conditions to Effective Date.................................28
      C.        Waiver of Conditions.........................................30



                                      (ii)

ARTICLE XI.                MODIFICATIONS AND AMENDMENTS; WITHDRAWAL..........30


ARTICLE XII.               RETENTION OF JURISDICTION.........................30


ARTICLE XIII.              COMPROMISES AND SETTLEMENTS.......................32


ARTICLE XIV.               MISCELLANEOUS PROVISIONS..........................33

      A.        Bar Date for Professional Fee Claims.........................33
      B.        Payment of Statutory Fees....................................33
      C.        Severability of Plan Provisions..............................33
      D.        Successors and Assigns.......................................34
      E.        Discharge of the Debtor and Injunction.......................34
      F.        Releases.....................................................35
      G.        Exculpation and Limitation of Liability......................35
      H.        Waiver of Enforcement of Subordination.......................36
      I.        Term of Injunctions or Stays.................................36
      J.        Binding Effect...............................................36
      K.        Revocation, Withdrawal, or Non-Consummation..................37
      L.        Committee....................................................37
      M.        Plan Supplement..............................................37
      N.        Notices to Debtor............................................37
      O.        Governing Law................................................38
      P.        Prepayment...................................................38
      Q.        Section 1125(e) of the Bankruptcy Code.......................39


                                     (iii)

                                TABLE OF EXHIBITS


Reorganized AG Certificate of Incorporation.............................  I

Reorganized AG By-laws..................................................  II

Certificate of Designations for New Preferred Stock.....................  III

Terms of New Loan Agreement.............................................  IV

Terms of Employee Stock Option Plan.....................................  V

Reorganization Agreement................................................  VI


                               TABLE OF SCHEDULES


Assumed Executory Contracts.............................................  A

Related Parties.........................................................  B




                                      (iv)

                                  INTRODUCTION

     Anchor Glass Container Corporation, Debtor and Debtor-in-Possession, proposes the following plan of reorganization under Chapter 11 of the Bankruptcy Code.


                                   ARTICLE I.

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME


A. Scope of Definitions; Rules of Construction

     Except as expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined in the Plan shall have the meanings ascribed to them in this Article I. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Where the context requires, any definition applies to the plural as well as the singular number.

B. Definitions

     "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) actual and necessary costs and expenses, incurred after the Petition Date, of preserving the Debtor's Estate and operating its businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fees, (c) all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code, (d) all Allowed Claims that are entitled to be treated as Administrative Claims by virtue of a Final Order, and (e) the reasonable post-petition fees and expenses of the Administrative Agent, the First Mortgage Notes Indenture Trustee and the Senior Notes Indenture Trustee, including successors thereto, including reasonable attorney's fees and expenses of the Administrative Agent, the First Mortgage Notes Indenture Trustee and the Senior Notes Indenture Trustee but excluding DIP Loan Agreement Claims.

     "Affiliate" means, as to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, including through the ownership of voting securities or by contract.

     "Allowed" means, with respect to a Claim or Interest within a particular class, an Allowed Claim or Allowed Interest of the type described in such class.

     "Allowed Claim" means any Claim against the Debtor that is listed by the Debtor in the schedules filed with the Bankruptcy Court as liquidated in amount and not disputed or contingent; provided that Reorganized AG in its discretion may bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Claim for resolution. Allowed Claims shall (a) include a Disputed Claim to the extent such Disputed Claim becomes allowed after the Effective Date and (b) be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by order of the Bankruptcy Court, "Allowed Claim" shall not, for purposes of distributions under the Plan, include (i) for prepetition Claims, interest on such Claim or Claims accruing from or after the Petition Date, (ii) punitive or exemplary damages or
(iii) any fine, penalty or forfeiture.

     "Allowed Interest" means an Interest in the Debtor that has been or hereafter is listed by the Debtor in its books and records as liquidated in an amount and not disputed or contingent; provided that (i) proofs of Interest need not and should not be filed with respect to any Interests with the Bankruptcy Court and (ii) Reorganized AG in its discretion may bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Interest for resolution.

     "Anchor Glass" means Anchor Glass Container Corporation, a Delaware corporation.

     "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as now in effect or hereafter amended.

     "Bankruptcy Court" means the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, or any other court with primary jurisdiction over the Chapter 11 Case.

     "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

     "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.

     "Capital Leases" means [list to come].

     "Cash" means legal tender of the United States of America.

     "CCM" means Cerberus Capital Management, L.P.

     "CCM Financing" shall have the meaning ascribed to such term in Article
IV.A.

     "Certificate" shall have the meaning ascribed to such term in Article V.C.

     "Chapter 11 Case" means the Chapter 11 case of Anchor Glass.

     "Claim" means a claim, as defined in section 101(5) of the Bankruptcy Code, against the Debtor.

     "Class" means one of the classes of Claims or Interests listed in Article III of the Plan.

     "Committee" means an official committee of unsecured creditors, if any, as may be appointed in the Chapter 11 Case, as such committee may be reconstituted from time to time.

     "Common Stock" means Anchor Glass's common stock, par value $0.10 per share, issued and outstanding immediately before the Petition Date.

     "Common Stock Interests" means any Interest arising from the Common Stock or Warrants.

     "Confirmation" means the Bankruptcy Court's confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code.

     "Confirmation Date" means the date of entry of the Confirmation Order on the docket of the Bankruptcy Court.

     "Confirmation Hearing" means the Bankruptcy Court's hearing to consider confirmation of the Plan, as it may be adjourned or continued from time to time.

     "Confirmation Order" means the Bankruptcy Court's order confirming the Plan under section 1129 of the Bankruptcy Code.

     "Consumers" means Consumers U.S., Inc., a Delaware corporation.

     "Cure" means the payment of Cash by the Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of the Debtor and to permit the Debtor to assume that contract or lease under section 365(a) of the Bankruptcy Code.

     "Debtor" means Anchor Glass in its capacity as debtor and debtor-in-possession under sections 1107 and 1108 of the Bankruptcy Code, and, when the context so requires, as a post-Confirmation entity reorganized hereunder.

     "DIP Loan Agreement" means the debtor in possession loan agreement of the Debtor.

     "DIP Loan Agreement Claims" means claims arising from or under, or relating in any way to, the DIP Loan Agreement.

     "Disallowed Claim" or "Disallowed Interest" means any Claim against or interest in the Debtor that has been disallowed, in whole or in part, by Final Order of the Bankruptcy Court, or which has been withdrawn, in whole or in part, by the holder thereof.

     "Disbursing Agent" means Reorganized AG or any party designated by Reorganized AG, in its sole discretion, to serve as a disbursing agent under the Plan.

     "Disputed Claim" means any Claim, or any portion thereof, that is not an Allowed Claim or a Disallowed Claim.

     "Disputed Interest" means every Interest that is not an Allowed Interest.

     "Distribution Date" means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims and Allowed Interests as provided in Article V of the Plan.

     "Distribution Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the seventh Business Day after the Confirmation Date.

     "Effective Date" means the first Business Day (i) on which all conditions to the Plan's consummation in Article X.B have been satisfied or waived and (ii) that is the date on which the Plan is substantially consummated.

     "Employee Stock Options" means the options to be issued by Reorganized AG to the Employee Stock Option Plan Participants to purchase 1,000,000 shares of New Common Stock pursuant to the provisions of the Employee Stock Option Plan.

     "Employee Stock Option Plan" means the employee stock option plan pursuant to which the Employee Stock Options will be issued, to be adopted by Reorganized AG pursuant to Article IV.D of the Plan with the terms set forth on Exhibit V hereto and substantially in the form attached to the Plan Supplement.

     "Employee Stock Option Plan Participants" means the employees of Anchor Glass who will be participants in the Employee Stock Option Plan.

     "Estate" means the estate of the Debtor in the Chapter 11 Case, as created under section 541 of the Bankruptcy Code.

     "Existing Securities" means, collectively, the Senior Notes, the Series A Preferred Stock and the Series B Preferred Stock.

     "Face Amount" means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder thereof in any proof of Claim timely filed with the Bankruptcy Court, and (b) when used in reference to an Allowed Claim, the allowed amount thereof.

     "Final Order" means an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction that has not been amended, modified, or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing or file a notice of appeal has expired and (iii) no appeal or request for a stay or other review is pending.

     "General Unsecured Claim" means an unsecured Claim that is not entitled to priority under section 507 of the Bankruptcy Code.

     "Impaired" means, when used with reference to a Claim or Interest, a claim or interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     "Interest" means the legal, equitable, contractual and other rights of any Person with respect to any capital stock or other ownership interest in the Debtor, whether or not transferable, and any option, warrant or right to purchase, sell, or subscribe for an ownership interest or other equity security in the Debtor.

     "Mortgage Notes" means the 11-1/4% First Mortgage Notes issued under the Mortgage Notes Indenture in the aggregate principal amount of $150,000,000, due April 1, 2005.

     "Mortgage Notes Indenture" means the indenture dated as of April 17, 1997, between Anchor Glass, as issuer, Consumers, as guarantor, and the Mortgage Notes Indenture

Trustee, pursuant to which the Mortgage Notes were issued, as such indenture is or has been amended or supplemented from time to time in accordance with the terms thereof.

     "Mortgage Notes Indenture Trustee" means The Bank of New York or its successor, in either case in its capacity as indenture trustee for the Mortgage Notes.

     "New Common Stock" means the new common stock to be issued (or reserved for the exercise of Employee Stock Options) by Reorganized AG under the Plan as of the Effective Date pursuant to the Reorganized AG Certificate of Incorporation.

     "New Loan Agreement" means the $20,000,000 loan and security agreement to be entered into among CCM (or an affiliate thereof) and Reorganized AG pursuant to the Plan containing substantially the terms and conditions attached hereto as
Exhibit IV.

     "New Preferred Stock" means the new Series C participating preferred stock to be issued by Reorganized AG under the Plan as of the Effective Date pursuant to the Reorganized AG Certificate of Incorporation.

     "New Securities" means, collectively, the New Common Stock and the New Preferred Stock.

     "O-I License" means the Limited License Agreement, dated as of March 8, 2002, between Owens-Brockway Glass Container Inc. and Anchor Glass.

     "Other Priority Claim" means a Claim entitled to priority under section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

     "Petition Date" means March [ ], 2002, the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case.

     "Plan" means this Plan of Reorganization, as it may be amended, modified, or supplemented from time to time.

     "Plan Supplement" means the compilation of documents, including any exhibits to the Plan not included herewith, that the Debtor may file with the Bankruptcy Court on or before the date that is five days prior to the Confirmation hearing.

     "Postpetition Interest" means interest accruing after the Petition Date on a Claim.

     "Preferred Stock" means the Series A Preferred Stock and the Series B Preferred Stock.

     "Priority Tax Claim" means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

     "Professional" means a professional person, as that term is used in sections 327 and 1103 of the Bankruptcy Code.

     "Professional Fee" means the costs and expenses of a Professional relating to services performed after the Petition Date and before and including the Effective Date.

     "Professional Fee Claim" means a claim of a Professional for compensation or reimbursement of Professional Fees.

     "Pro Rata" means, at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Interest in a particular class bears to the aggregate Face Amount of all Claims or Interests (including Disputed Claims or Disputed Interests, but excluding Disallowed Claims or Disallowed Interests) in that Class, unless the Plan provides otherwise.

     "Related Party" means any of (i) John J. Ghaznavi ("Ghaznavi"), (ii) the spouse, parents or descendants (including children or grandchildren by adoption) of Ghaznavi, (iii) any Person, either formerly or currently, directly or indirectly controlled by Ghaznavi or any of the persons described in clause (ii) of this definition, or (iv) any Person who is an Affiliate of any of the Persons described in clauses (i) through (iii) inclusive; provided, however, that neither Anchor Glass nor any Person who may be a Related Party solely due to its being an Affiliate of Anchor Glass shall be a Related Party. Without limiting the foregoing, "Related Parties" shall include the entities listed on Schedule B hereto.

     "Reorganized AG" means Anchor Glass on and after the Effective Date.

     "Reorganized AG Certificate of Incorporation" means Reorganized AG's certificate of incorporation in effect under the laws of the State of Delaware, as amended by the Plan, substantially in the form annexed hereto as Exhibit I.

     "Reorganized AG By-laws" means Reorganized AG's by-laws in effect under the laws of the State of Delaware, as amended by the Plan, substantially in the form annexed hereto as Exhibit II.

     "Reorganization Agreement" means the agreement dated as of March 15, 2002 between Anchor Glass and CCM, a copy of which is attached hereto as Exhibit VI.

     "Representative" shall have the meaning ascribed to such term in Article IV.C.

     "Secured Claim" means a Claim that is secured by a lien that is valid, perfected and enforceable, and not avoidable, upon property in which the Debtor has an interest, to the extent of the value, as of the Effective Date, of such interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtor or Reorganized AG and the holder of such claim.

     "Senior Notes" means the 9-7/8% Senior Notes issued under the Senior Notes Indenture in the aggregate principal amount of $50,000,000, due March 15, 2008.

     "Senior Notes Indenture" means the indenture dated as of March 16, 1998, between Anchor Glass, as issuer, Consumers, as guarantor, and the Senior Notes Indenture Trustee, pursuant to which the Senior Notes were issued, as such indenture is or has been amended or supplemented from time to time in accordance with the terms thereof.

     "Senior Notes Indenture Trustee" means The Bank of New York or its successor, in either case in its capacity as indenture trustee for the Senior Notes.

     "Series A Preferred Interest" means the Interest of each owner of the Series A Preferred Stock.

     "Series A Preferred Stock" means Anchor Glass's Series A 10% Cumulative Convertible Preferred Stock, par value $0.01 per share, issued and outstanding immediately before the Petition Date.

     "Series B Preferred Interest" means the Interest of each owner of the Series B Preferred Stock.

     "Series B Preferred Stock" means Anchor Glass's Series B 8% Cumulative Convertible Preferred Stock, par value $0.01 per share, issued and outstanding immediately before the Petition Date.

     "Supplemental Mortgage Notes Indenture" means the supplemental indenture to the Mortgage Notes Indenture to be entered into between Reorganized AG and the Mortgage Notes Indenture Trustee pursuant to the Plan substantially in the form included in the Plan Supplement, pursuant to which the "change of control" provision thereof will be waived with respect to the transactions contemplated by the Plan.

     "Warrants" means all warrants granted under any agreement to which the Debtor is a party, and any other options, warrants, or rights, contractual or otherwise, if any (other than the Preferred Stock), to acquire or receive an interest, authorized as of the Petition Date.

C. Rules of Interpretation

     1. General

     In the Plan (a) any reference to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the plan, (e) captions and headings to articles and sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

     2. "including"

     As used in the Plan, "including" means "including without limitation."

     3. "On"

     With reference to any distribution under the Plan, "on" a date means on or as soon as reasonably practicable after that date.

D. Computation of Time

     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                  ARTICLE II.

                        TREATMENT OF UNCLASSIFIED CLAIMS


     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

A. Administrative Claims

     Each holder of an Allowed Administrative Claim shall receive, on the latest to occur of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim and (iii) the date on which its Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto; and (b) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the holder of such claim and the Debtor.

B. DIP Loan Agreement Claims

     Each holder of a DIP Loan Agreement Claim shall retain the legal, equitable and contractual rights, including rights relating to security interests, to which such Claim entitles the holder of such Claim.

C. Priority Tax Claims

     On, or as soon as reasonably practicable after, the later to occur of (i) the Distribution Date and (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such allowed priority tax claim, in the sole discretion of the Debtor, (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim,
(b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or (c) such other treatment as to which the Debtor and such holder shall have agreed upon in writing; provided, however, that the Debtor reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty.

                                  ARTICLE III.

              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS


A. Introduction

     The Plan places all Claims and Interests, other than Unclassified Claims provided for in Article II, in the Classes listed below. A Claim or Interest is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in other Classes to the extent that any portion thereof falls within the description of other Classes.

B. Summary of Classes

                                                                            Impaired/Unimpaired;
              Class                                                          Entitlement to Vote
              -----                                                          -------------------

Class 1 - Other Priority Claims                            Unimpaired - Deemed to have accepted the Plan and not
                                                           entitled to vote

Class 2 - Mortgage Note Claims                             Impaired - Entitled to vote

Classes 3A, 3B, 3C, etc. -                                 Impaired - Entitled to vote
Secured Claims With
Change of Control Provisions

Classes 4A, 4B, 4C, etc. -                                 Unimpaired - Deemed to have accepted the Plan and not
Other Secured Claims                                       entitled to vote.

Class 5 - General Unsecured Claims                         Unimpaired - Deemed to have accepted the Plan and not
                                                           entitled to vote.

Class 6 - Senior Note Claims                               Impaired - Entitled to vote

Class 7 - Series A Preferred Interests                     Impaired - Entitled to vote

Class 8 - Series B Preferred Interests                     Impaired - Entitled to vote

Class 9 - Common Stock Interests                           Impaired - Deemed to have rejected the Plan and not
                                                           entitled to vote

C. Treatment of Classes

     1.   Class 1 - Other Priority Claims

          (a) Claims in Class: Class 1 consists of all Other Priority Claims against the Debtor.

          (b)  Treatment: On the later to occur of (i) the Distribution Date and
               (ii) the date on which its Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, Cash equal to the full amount of its Allowed Other Priority Claim.

     2.   Class 2 - Mortgage Note Claims

          (a) Interests in Class: Class 2 consists of any claims directly or indirectly arising from or under, or relating in any way to, Mortgage Notes.

          (b) Treatment: Each holder of an Allowed Class 2 Mortgage Note Claim shall retain the legal, equitable and contractual rights, including rights relating to security interests, to which such Claim entitles the holder of such Claim, as such rights are modified pursuant to the Supplemental Mortgage Notes Indenture in connection with the Plan to amend the "change of control" provision of the Mortgage Notes Indenture so that it does not apply to the transactions contemplated by the Plan, and to release the guaranty of the Mortgage Notes by Consumers. Each holder of an Allowed Class 2 Mortgage Note Claim shall be paid its Pro Rata share of $1,500,000 to compensate it for the effect of these changes.

     3.   Class 3 - Secured Claims with Change of Control Provisions

          (a) Claims in Class: Each sub-class of Class 3 Secured Claims (which shall include Capital Leases) that arise under an agreement that contains change of control provisions contains a single Secured Claim. Each Sub-Class is a separate Class for all purposes under the Bankruptcy Code and the Plan. If the Claim of a holder of a Secured Claim exceeds the value of the collateral that secures it, such holder will have a secured claim equal to the collateral's value and a General Unsecured Claim for the deficiency.

          (b) Treatment: Each holder of an Allowed Class 3 Secured Claim with Change of Control Provisions shall retain the legal, equitable and contractual rights, including rights relating to security interests, to which such Claim entitles the holder of such Claim, as such rights are modified to amend such change of control provision so that it does not apply to the transactions contemplated by the Plan. Each holder of an Allowed Class 3 Secured Claim with Change of Control Provisions shall be paid its Pro Rata share of $100,000 to compensate it for the effect of this change.

     4.   Class 4 - Other Secured Claims

          (a) Claims in Class: Each sub-class of Class 4 Other Secured Claims (which shall include Capital Leases) contains a single Secured Claim, and in the aggregate include all Secured Claims against the Debtor other than Allowed DIP Loan Claims and Allowed Claims included in Classes 2 and 3. Each sub-Class is a separate Class for all purposes under the Bankruptcy Code and the Plan. If the Claim of a holder of an Other Secured Claim exceeds the value of the collateral that secures it, such holder will have a secured claim equal to the collateral's value and a General Unsecured Claim for the deficiency.

          (b) Treatment: The legal, equitable, and contractual rights of the holders of Other Secured Claims are unaltered by the Plan, or such Other Secured Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

     5.   Class 5 - General Unsecured Claims

          (a) Claims in Class: Class 5 consists of all General Unsecured Claims against the Debtor other than Claims in respect of Senior Notes classified in Class 6.

          (b) Treatment: Each holder of an Allowed Class 5 General Unsecured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 5 General Unsecured Claim, in the sole discretion of the Debtor, except to the extent such Allowed Class 5 General Unsecured Claim is paid or payable in the ordinary course of business during the pendency of the case pursuant to an order of the Bankruptcy Court, (i) to the extent such Claim is due and owing on the Effective Date, be paid in full in Cash on the later of the Effec-tive Date and the date such claim becomes an Allowed Claim, or shall otherwise be paid in accordance with the terms of any agreement between the Debtor and such holder, (ii) to the extent such Claim (other than a Related Party General Unsecured Claim) was incurred in the ordinary course of business and is not due and owing on the Effective Date, be paid in full in Cash in the ordinary course of business after such Claim becomes due and owing, or (iii) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 5 General Unsecured Claim entitles the holder of such Claim.

     6.   Class 6 - Senior Note Claims

          (a) Claims in Class: Class 6 consists of any Claims directly or indirectly arising from or under, or relating in any way to, Senior Notes.

          (b) Treatment: On or as soon as practicable after the Effective Date each holder of an Allowed Class 6 Senior Note Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 6 Senior Note Claim, its Pro Rata share of $50,000,000 in Cash.

     7.   Class 7 - Series A Preferred Interests

          (a) Interestsin Class: Class 7 consists of all Series A Preferred Interests in Anchor Glass and any claims directly or indirectly arising from or under, or relating in any way to, Series A Preferred Stock.

          (b) Treatment: On the Effective Date all Series A Preferred Interests shall be cancelled. On or as soon as practicable after the Effective Date each holder of an Allowed Class 7 Series A Preferred Interest shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 7 Series A Preferred Interest, its Pro Rata share of $22,500,000 in Cash.

     8.   Class 8 - Series B Preferred Interests

          (a) Interestsin Class: Class 8 consists of all Series B Preferred Interests in Anchor Glass and any claims directly or indirectly arising from or under, or relating in any way to, Series B Preferred Stock.

          (b) Treatment: On the Effective Date all Series B Preferred Interests shall be cancelled. On or as soon as practicable after the Effective Date each holder of an Allowed Class 8 Series B Preferred Interests shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 8 Series B Preferred Interest, its Pro Rata share of $3,000,000 in Cash.

     9.   Class 9 - Common Stock Interests

          (a) Interestsin Class: Class 9 consists of all Common Stock Interests in Anchor Glass and any claims directly or indirectly arising from or under, or relating in any way to, Common Stock or Warrants.

          (b) Treatment: On the Effective Date all Common Stock Interests shall be cancelled and the holders of Common Stock Interests shall not receive or retain any property or interest in property on account of their Class 9 Common Stock Interests.

D. Allowed Claims and Interests

     Notwithstanding any provision herein to the contrary, the Debtor or Reorganized AG shall only make distributions to holders of Allowed Claims and Allowed Interests. No holder of a Disputed Claim or Disputed Interest will receive any distribution on account thereof until and to the extent that its Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

E. Postpetition Interest

     In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Debtor shall be calculated as of the Petition Date. Except as otherwise provided in an order of the Bankruptcy Court or as required by section 506(b) or section 1124 of the Bankruptcy Code, no holder of a Claim shall be entitled to or receive Postpetition Interest. Any Postpetition Interest that is payable in respect of an Allowed Claim shall be calculated at the applicable contract rate.

F. Alternative Treatment

     Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Debtor, with the consent of CCM and the Committee, may agree to in writing.

                                  ARTICLE IV.

                      MEANS FOR IMPLEMENTATION OF THE PLAN


A. Reorganization Agreement

     The Debtor is party to the Reorganization Agreement, pursuant to which CCM has agreed to provide financing (the "CCM Financing") to Reorganized AG as part of the Plan consisting of (i) the New Loan Agreement, (ii) $75,000,000 in exchange for an equivalent aggregate liquidation preference of New Preferred Stock, and (iii) $5,000,000 in exchange for 9,000,000 shares of New Common Stock (representing all of the fully diluted New Common Stock (without taking into account (a) the participation rights of the New Preferred Stock or (b) stock option plans to be instituted at Reorganized AG), of which management of Reorganized AG may purchase up to 540,000 shares of New Common Stock from CCM on the same terms and price per share).

B. Continued Corporate Existence

     Reorganized AG shall continue to exist after the Effective Date as a corporate entity in accordance with the law of the State of Delaware, under its certificate of incorporation and by-laws in effect before the Effective Date except as such certificate of incorporation and by-laws are amended by the Plan. On the Effective Date or as soon thereafter as practicable, Anchor Glass or Reorganized AG shall file the Reorganized AG Certificate of Incorporation and the Reorganized AG By-laws with the Secretary of State of the State of Delaware. Such documents shall amend the existing certificate of incorporation and by-laws as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. In addition, the Reorganized AG Certificate of Incorporation shall include a provision authorizing the issuance of up to 10,000,000 shares of New Common Stock and 75,000 shares of New Preferred Stock. The Reorganized AG By-laws shall provide, among other things, that the Board of Directors of Reorganized AG shall initially consist of five members.

C. Corporate Action; Cancellation of Existing Securities and
   Agreements

     As of the Effective Date, the certificates representing the Existing Securities will evidence solely the right to receive the distribution of the consideration, if any, set forth in Article III.C. On the Effective Date, (i) the Existing Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further ac-tion on the part of the Bankruptcy Court or any Person and (ii) the obligations of Anchor Glass under the Existing Securities and Anchor Glass's certificate of incorporation, under the Senior Notes Indenture, and under any agreements, indentures, or certificates of designations governing the Existing Securities and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating Anchor Glass to issue, transfer, or sell any shares of capital stock of Anchor Glass shall be discharged; provided, however, that the Senior Notes Indenture and each other agreement that governs the rights of the holder of a Claim based on the Senior Notes and that is administered by the Senior Notes Indenture Trustee or any other indenture trustee, agent or servicer (any such Person, including the Mortgage Notes Indenture Trustee, a "Representative") shall continue in effect solely for the purposes of (a) allowing such Representative to make the distributions to be made on account of such Claims under the Plan and (b) permitting such Representative to maintain any rights it may have for fees, costs, and expenses under the Loan Agreement, the Senior Notes Indenture or such other agreement, as the case may be. Additionally, the cancellation of the Senior Notes Indenture shall not impair the rights and duties under such agreement as between the Senior Notes Indenture Trustee and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all Interests, to the extent not already cancelled, shall be cancelled. Any actions taken by a Representative that are not for the purposes authorized in this
Article IV.C shall not be binding upon the Debtor. Except with respect to the making of distributions as provided in the preceding sentences, Reorganized AG may, with or without cause, terminate any now existing indenture or other governing agreement and the authority of any Representative to act thereunder at any time by giving five days' written notice of termination to such Representative. If distributions under the Plan have not been completed at the time of termination of the Senior Notes Indenture or other governing agreement, Reorganized AG shall designate a distribution agent to act in place of the applicable Representative, and the provisions of this Article IV.C shall be deemed to apply to such new distribution agent.

D. Restructuring Transactions; New Securities

     1. Authorization. As of the Effective Date, the issuance by Reorganized AG of (i) 9,000,000 shares of New Common Stock and (ii) 75,000 shares of New Preferred Stock are hereby authorized without further act or action under applicable law, regulation, order or rule. As of the Effective Date, the entering into by Reorganized AG of the New Loan Agreement, the Supplemental Mortgage Notes Indenture, amendments to the agreements governing Secured Claims with Change of Control Provisions to amend the change of control provisions thereof, and all related and ancillary documents are hereby authorized without further act or action under applicable law, regulation, order or rule. As of the Effective Date, adoption by Reorganized AG of the Employee Stock Option Plan is hereby authorized without further act or application under applicable law, regulation, order or rule.

     2. Issuance. The New Common Stock and New Preferred Stock authorized pursuant to this Article IV.D shall be issued by Reorganized AG on the Effective Date pursuant to the Plan and the Reorganization Agreement without further act or action under applicable law, regulation, order or rule. The New Loan Agreement, the Supplemental Mortgage Notes Indenture, amendments to the agreements governing Secured Claims with Change of Control Provisions to amend the change of control provisions thereof, and all related and ancillary documents shall be entered into on the Effective Date pursuant to the Plan without further act or action under applicable law, regulation, order or rule.

     3. Reserve. Reorganized AG shall reserve 1,000,000 shares of New Common Stock for issuance pursuant to the Employee Stock Options without further act or action under applicable law, regulation, order or rule.

E. Directors and Officers

     On the Effective Date, the term of the current board of directors of Anchor Glass shall expire. The initial board of directors of Reorganized AG after the Effective Date shall consist of five members. Pursuant to section 1129(a)(5), Anchor Glass will identify the individuals proposed to serve as directors of Reorganized AG as well as any proposed changes to the existing management in the Plan Supplement, which will be filed with the Bankruptcy Court on or before the date that is five days prior to the Confirmation Hearing. The board of directors of Reorganized AG shall have the responsibility for the management, control, and operation of Reorganized AG on and after the Effective Date.

F. Revesting of Assets

     The property of the Estate, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in Reorganized AG on the Effective Date. Thereafter, Reorganized AG may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of Reorganized AG shall be free and clear of all Claims, encumbrances, Interests, charges and liens except as specifically provided in the Plan or Confirmation Order. Without limiting the generality of the foregoing, Reorganized AG may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

G. Preservation of Rights of Action; Settlement of
   Litigation Claims

     Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the

Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized AG shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtor or its Estate may hold against any Person or entity. Reorganized AG or its successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of Reorganized AG or its successor(s) who hold such rights.

H. Effectuating Documents; Further Transactions

     The chief operating officer or chief financial officer of the Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the Debtor shall be authorized to certify or attest to any of the foregoing actions.

I. Exemption from Certain Transfer Taxes

     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to Reorganized AG or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.


                                   ARTICLE V.

                       PROVISIONS GOVERNING DISTRIBUTIONS


A. Distributions for Claims and Interests Allowed as of the Effective Date

     Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Distribution Date, or as soon thereafter as reasonably practicable. Except as otherwise provided in the Confirmation Order, all Cash necessary for Reorganized AG to make distributions pursuant to the Plan shall be obtained from existing Cash balances, the operations of Anchor Glass and Reorganized AG, the DIP Loan Agreement or the CCM Financing. Any distribution under the Plan of property other than Cash shall be made by the Disbursing Agent or the applicable Representative in accordance with the terms of the Plan.

B. Disbursing Agent

     The Disbursing Agent shall make all distributions required under the Plan (subject to the provisions of Articles III, V and VI), except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by a Representative, which distributions shall be deposited with the appropriate Representative, who shall deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the relevant indenture or other governing agreement.

     If the Disbursing Agent is an independent third party designated by Reorganized AG to serve in such capacity (or, in the case of an indenture or other agreement that governs distributions and is administered by a Representative), such Disbursing Agent or Representative shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized AG on terms acceptable to Reorganized AG. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by Reorganized AG.

C. Surrender of Securities or Instruments

     On or before the Distribution Date, or as soon as reasonably practicable thereafter, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Class 6 Senior Note Claim, Class 7 Series A Preferred Interest or Class 8 Series B Preferred Interest, each holder of an instrument relating to such a Claim or Interest (a "Certificate") shall surrender such Certificate to the Senior Notes Indenture Trustee or the Disbursing Agent, as the case may be. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Senior Notes Indenture Trustee or the Disbursing Agent, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of such person. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent prior to the second anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims or Interests in respect of such Certificate and shall not participate in any distribution hereunder, and all Cash in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized AG notwithstanding any federal or state escheat laws to the contrary.

D. Instructions to Disbursing Agent

     Prior to any distribution on account of a Class 6 Senior Note Claim, the Senior Notes Indenture Trustee shall (i) inform the Disbursing Agent as to the amount of properly surrendered Senior Notes, and (ii) inform the Disbursing Agent in a properly completed letter of transmittal accompanying properly remitted securities of the names of holders of Allowed Class 6 Senior Note Claims, and the amount of Cash to be distributed to or on behalf of such holders of Allowed Class 6 Senior Note Claims pursuant to the Plan in exchange for properly surrendered Senior Notes.

E. Services of Mortgage Notes Indenture Trustee and Senior Notes
   Indenture Trustee

     The Mortgage Notes Indenture Trustee's and Senior Notes Indenture Trustee's services with respect to consummation of the Plan shall be as set forth in the Plan.

F. Record Date for Distributions to Holders

     At the close of business on the Distribution Record Date, the transfer ledgers for the Senior Notes, the Series A Preferred Stock and the Series B Preferred Stock shall be closed and there shall be no further changes in the record holders of such securities. Reorganized AG and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such loans or securities occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

G. Means of Cash Payment

     Cash payments under the Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

H. Fractional Shares

     No fractional shares of New Common Stock or New Preferred Stock shall be issued or distributed under the Plan to CCM by Reorganized AG or any Disbursing Agent or Representative. Each Person entitled to receive New Common Stock or New Preferred Stock shall receive the total number of whole shares of New Common Stock or New Preferred Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock or New Preferred Stock, the Disbursing Agent shall allocate separately one whole share to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares have been allocated. Upon the allocation of a whole share to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be cancelled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares which remain to be allocated, the Disbursing Agent shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. No shares of New Common Stock or New Preferred Stock will be issued and no other property will be distributed under the Plan or by Reorganized AG or any Disbursing Agent or Representative on account of entitlements to a fractional share of New Common Stock or New Preferred Stock which fall below a threshold level to be determined by the Disbursing Agent after allocation of whole shares in respect of entitlements to fractional shares as described above. Accordingly, a person who otherwise would be entitled to receive a distribution of a fractional share of New Common Stock or New Preferred Stock will not receive any such distribution if the number of fractional shares such person was to receive falls below such threshold.

     The issuance of shares of New Common Stock pursuant to the Employee Stock Option Plan shall be governed by the terms of the Employee Stock Option Plan.

I. Delivery of Distributions; Undeliverable or Unclaimed
   Distributions

     Distributions to holders of Allowed Claims and Allowed Interests shall be made by the Disbursing Agent or the applicable Representative, as the case may be, (a) at the holder's last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the holder of a Mortgage Note Claim, at the address in the Mortgage Notes Indenture Trustee's official records, (d) in the case of the holder of a Senior Note Claim, at the address in the Senior Notes Indenture Trustee's official records, or (e) set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made, unless and until the Disbursing Agent or the applicable Representative, as the case may be, is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the applicable Representative shall be returned to Reorganized AG or the applicable Representative, as the case may be, until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second anniversary of the Effective Date, after which date all unclaimed property shall revert to Reorganized AG free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

J. Withholding and Reporting Requirements

     In connection with the Plan and all distributions hereunder, the Disbursing Agent and each Representative shall each, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent and each Representative shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

K. Setoffs

     Reorganized AG may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized AG may have against the Claim's holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Reorganized AG of any claim that the Debtor or Reorganized AG may have against such holder. Nothing herein shall be deemed to expand rights to setoff under applicable law.


                                  ARTICLE VI.

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT, AND UNLIQUIDATED CLAIMS


A. Objections to Claims; Disputed Claims

     The Debtor intends to make distributions as required by the Plan in accordance with its books and records. Unless disputed by a holder of a Claim or Interest, the amount set forth in the schedules filed by the Debtor with the Bankruptcy Court (and (i) in the case of the Mortgage Note Claims, in accordance with the books and records of the Mortgage Notes Indenture Trustee, and (ii) in the case of Senior Note Claims, in accordance with the books and records of the Senior Notes Indenture Trustee), shall constitute the amount of the Allowed Claim or Allowed Interest of such holder. If any holder of a Claim or Interest disagrees with the Debtor, such holders (including all Related Parties) must have filed a proof of Claim or Interest on or before the bar date established by the Bankruptcy Court, in which event the Claim or Interest will be a Disputed Claim or a Disputed Interest. The Debtor intends to attempt to resolve any such disputes consensually, or through other judicial means outside the Bankruptcy Court. Nevertheless, the Debtor may, in its discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Interest, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtor may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objections to Claims or Interests. In addition, the Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of the any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

B. No Distribution Pending Allowance

     Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

C. Distributions After Allowance

     To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution to which such holder is entitled under the Plan.

                                  ARTICLE VII.

                             TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES


A. Executory Contracts and Leases

     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date the Debtor shall be deemed to have rejected each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) is the subject of a motion to assume filed on or before the Confirmation Date, or (iii) is listed on the schedule of assumed executory contracts annexed hereto as Schedule A. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions and rejections described above, as of the Effective Date. Except for those executory contracts listed on Schedule A and except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, all of the executory contracts and unexpired leases to which the Debtor is a party shall be rejected under the Plan; provided, however, that the Debtor reserves the right, at any time prior to the Confirmation Date, to seek to assume or reject any executory contract or unexpired lease to which it is a party.

B. Payments Related to Assumption of Contracts and Leases

     Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or its assignee, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure,
(ii) the ability of Reorganized AG to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

C. Claims Based on Rejection of Executory Contracts

     All Claims arising out of the rejection of executory contracts must be served upon Reorganized AG and its counsel within thirty (30) days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection, or (ii) the Confirmation Date. Any Claims not filed within such times will be forever barred from assertion against Reorganized AG, its Estate, and its property.

D. Compensation and Benefit Plans and Treatment of
   Retirement Plan

     Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtor, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts, that are assumed under the Plan, and the Debtor's obligations under such programs to Persons shall survive confirmation of the Plan, except for (i) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided, however, that the Debtor's obligations, if any, to pay all "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code shall continue. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract assumptions described above, as of the Effective Date.


                                 ARTICLE VIII.

                       ACCEPTANCE OR REJECTION OF THE PLAN


A. Classes Entitled To Vote

     Each Impaired Class of Claims or Interests that will (or may) receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims or Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote. Because holders of Claims in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan, they are not entitled to vote.

B. Acceptance by Impaired Classes

     An Impaired Class of Claims shall have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code. An Impaired Class of Interests shall have accepted the Plan if the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

C. Cramdown

     The Debtor shall request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtor reserves the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.


                                  ARTICLE IX.

                             SECURITIES TO BE ISSUED
                           IN CONNECTION WITH THE PLAN


     On or before the Distribution Date, Reorganized AG shall issue for distribution in accordance with the provisions of the Plan the New Preferred Stock and New Common Stock required for distribution pursuant to the Plan and the Reorganization Agreement. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually issued and distributed. The form of the Certificate of Designations for the New Preferred Stock is annexed hereto as Exhibit III.


                                   ARTICLE X.

        CONDITIONS PRECEDENT TO THE PLAN'S CONFIRMATION AND CONSUMMATION


A. Conditions to Confirmation

     The Plan's Confirmation is subject to the satisfaction or waiver by the Debtor, CCM and the Committee of the following condition precedent: The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtor, CCM and the Committee.

B. Conditions to Effective Date

     The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article X.C below:

          1. The Confirmation Order, in form and substance reasonably acceptable to the Debtor, CCM and the Committee, must have become a Final Order and must, among other things, provide that:

               (a) the Debtor and Reorganized AG are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

               (b) the provisions of the Confirmation Order are non-severable and mutually dependent;

               (c) all executory contracts (including the O-I License) or unexpired leases assumed by the Debtor during the Chapter 11 Case or under the Plan shall remain in full force and effect for the benefit of Reorganized AG notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or that enables, permits, or requires termination of such contract or lease;

               (d) the transfers of property by the Debtor (i) to Reorganized AG
          (a) are or will be legal, valid, and effective transfers of property,
          (b) vest or will vest Reorganized AG with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (d) do not and will not subject Reorganized AG to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee or stamp or recording tax liability and (ii) to holders of Claims or Interests under the Plan are for good consideration and value;

               (e) except as expressly provided in the Plan, the Debtor is discharged effective upon the Confirmation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unas-serted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtor that has either been assumed or rejected in the Chapter 11 Case or pursuant to the Plan, or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

               (f) the Plan does not provide for the liquidation of all or substantially all of the property of the Debtor and its Confirmation is not likely to be followed by the liquidation of Reorganized AG or the need for further financial reorganization; and

               (g) all Common Stock Interests and other Interests in Anchor Glass shall be cancelled effective upon the Effective Date.

          2. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

          3. The following agreements, in form reasonably satisfactory to the Debtor, CCM and the Committee, shall have been executed and delivered or adopted and shall be in full force and effect, and all conditions precedent to the effectiveness thereof shall have been satisfied:

               (a) Reorganized AG Certificate of Incorporation and Reorganized AG By-Laws;

               (b) Reorganization Agreement;

               (c) New Loan Agreement;

               (d) Supplemental Mortgage Notes Indenture; and

               (e) Employee Stock Option Plan.

          4. The Debtor shall have executed and delivered all documents necessary to effectuate the issuance of the New Common Stock and the New Preferred Stock.

          5. All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

C. Waiver of Conditions

     Each of the conditions set forth in Article X.B above, other than as set forth in Article X.B.1, may be waived in whole or in part by Anchor Glass with the consent of CCM and the Committee, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by Anchor Glass with the consent of CCM and the Committee regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by Anchor Glass). The failure of Anchor Glass to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.


                                  ARTICLE XI.

                    MODIFICATIONS AND AMENDMENTS; WITHDRAWAL


     After consultation with CCM and the Committee, Anchor Glass may alter, amend, or modify the Plan or any exhibits hereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. Anchor Glass reserves the right to include any amended exhibits in the Plan Supplement. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, Anchor Glass may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.


                                  ARTICLE XII.

                            RETENTION OF JURISDICTION


     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Case and the Plan, to the fullest extent permitted by law, including jurisdiction to:

     A. To determine any and all objections to the allowance of Claims or Interests;

     B. To determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

     C. To determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable law;

     D. Hear and determine all Professional Fee Claims and other Administrative Claims;

     E. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required Cure;

     F. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case;

     G. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     H. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

     I. Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

     J. Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

     K. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

     L. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     M. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

     N. Recover all assets of the Debtor and property of the Debtor's Estate, wherever located;

     O. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

     P. Hear and determine all disputes involving the existence, nature, or scope of the Debtor's discharge;

     Q. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

     R. Enter a final decree closing the Chapter 11 Case.


                                 ARTICLE XIII.

                           COMPROMISES AND SETTLEMENTS


     Pursuant to Bankruptcy Rule 9019(a), the Debtor may, with the consent of CCM and the Committee, compromise and settle Claims against it and/or claims it may have against other Persons. The Debtor expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to Reorganized AG pursuant to Articles IV.F and IV.G.

                                  ARTICLE XIV.

                            MISCELLANEOUS PROVISIONS


A. Bar Date for Professional Fee Claims

     All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtor or any Committee prior to the Effective Date must be filed and served on Reorganized AG and its counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on Reorganized AG and its counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

B. Payment of Statutory Fees

     All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Case shall be paid by Reorganized AG.

C. Severability of Plan Provisions

     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D. Successors and Assigns

     The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

E. Discharge of the Debtor and Injunction

     All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtor of any nature whatsoever or against any of the Debtor's assets or properties. Except as otherwise expressly provided in the Plan, entry of the Confirmation Order acts as a discharge of all Claims against, liens on, and Interests in the Debtor and the Debtor's assets and properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such discharged Claim or Interest shall be precluded from asserting against the Debtor or any of their assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor, subject to the occurrence of the Effective Date.

     In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Interests discharged hereby. Except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Interests in, the Debtor will be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtor on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtor (including, without limitation, Reorganized
AG) and their respective properties and interests in property.

F. Releases

     On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, the Debtor, Reorganized AG, CCM, the Committee and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtor, Reorganized AG, or any holder of a Claim against or Interest in the Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date, in any way relating to the Chapter 11 Case, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan; provided, however, that nothing shall release any Person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such Person's gross negligence or willful misconduct.

     On the Effective Date, effective as of the Confirmation Date, all holders of Claims or Interests and other parties-in-interest shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtor, Reorganized AG, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, in respect of any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all matters referred to in the preceding paragraph.

G. Exculpation and Limitation of Liability

     Reorganized AG, CCM, the Committee and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be enti-tled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against Reorganized AG, the Estate, or the Committee, or any of their respective present or former members, officers, directors, employees, equity holders, partners, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

H. Waiver of Enforcement of Subordination

     All Claims against and Interests in the Debtor and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interests in the Debtor, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to holders of Claims and Interests having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan.

I. Term of Injunctions or Stays

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J. Binding Effect

     The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims against and Interests in the Debtor, their respective succes-sors and assigns, including Reorganized AG, and all other parties-in-interest in the Chapter 11 Case.

K. Revocation, Withdrawal, or Non-Consummation

     The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtor revokes or withdraws the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects,
(ii) unless otherwise provided in the Final Order, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (b) prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor, or (c) constitute an admission of any sort by the Debtor or any other Person.

L. Committee

     On the Effective Date, the duties of the Committee, if any, shall terminate.

M. Plan Supplement

     Any and all exhibits, lists, or schedules referred to herein but not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with subsection N of this Article.

N. Notices to Debtor

     Any notice, request, or demand required or permitted to be made or provided to or upon the Debtor or Reorganized AG under the Plan shall be (i) in writing,
(ii) served by (a) certified mail, return receipt requested, (b) hand delivery,
(c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                  ANCHOR GLASS CONTAINER CORPORATION One Anchor Plaza 4343 Anchor Plaza Parkway Tampa, Florida 33634 Attn:
                  Telephone:
                  Facsimile:

                  with copies to:

                  CARLTON FIELDS, P.A.
                  One Harbour Place
                  777 South Harbour Island Boulevard
                  Tampa, Florida  33601
                  Attn:  Robert A. Soriano
                  Telephone:  (813) 223-7000
                  Facsimile:  (813) 229-4133

                  CAHILL GORDON & REINDEL
                  80 Pine Street
                  New York, New York  10005
                  Attn:  Robert Usadi
                  Telephone:  (212) 701-3000
                  Facsimile:  (212) 269-5420

O. Governing Law

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Florida shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the State of Delaware shall govern corporate governance matters with respect to the Debtor, in each case without giving effect to the principles of conflicts of law thereof.

P. Prepayment

     Except as otherwise provided in the Plan or the Confirmation Order, the Debtor shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

Q. Section 1125(e) of the Bankruptcy Code

     As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor and each of its affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of New Securities under the Plan.

Dated:         Tampa, Florida
               March [   ], 2002


                        ANCHOR GLASS CONTAINER CORPORATION,
                        Debtor and Debtor-in-Possession


                        By:
                            ----------------------------------------------------
                            Name:
                            Title:


                        Carlton Fields, P.A.
                        Attorneys for Anchor Glass Container Corporation, Debtor and Debtor-in-Possession


                        By:
                           -----------------------------------------------------
                        Robert A. Soriano
                        Florida Bar No. 445002
                        One Harbour Place
                        777 South Harbour Island Boulevard
                        Tampa, Florida 33601

                                  Cahill Gordon & Reindel
                                  80 Pine Street
                                  New York, New York  10005

                                                                      Schedule A

                           Assumed Executory Contracts

[To be supplied by Debtor]

                                                                      Schedule B

                                 Related Parties

         John J. Ghaznavi

         [Individuals related to John J. Ghaznavi]

         Consumers Packaging, Inc.

         G&G Investments, Inc.

         Glenshaw Holdings, Inc.

         GGC Holdings, Inc.

         Hillsboro Glass Company

         I.M.T.E.C. Enterprises Inc.

         Consumers International Inc.

         Consumers U.S., Inc.

         CUS II, Inc.

[To be confirmed by Debtor]